TRADING ADVISORY AGREEMENT

Abbey Capital Multi Asset Fund

Trading Advisory Agreement (this “Agreement”) entered into as of the 11th day of March 2024, by and among:

•	ACMAF Onshore Series LLC a (the “Onshore LLC”) a Delaware series limited liability company acting for and on behalf of the series designated as Series 7 (“Series 7”),

•
ACMAF Offshore SPC (formerly Abbey Capital Multi Asset Offshore Fund Limited), a Segregated Portfolio Company incorporated under the laws of the Cayman Islands (the “Company”) acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 7 (“SP7”)

•	ABBEY CAPITAL LIMITED, an Irish private company limited by shares (the “Adviser” or “Abbey”); and

•	Graham Capital Management LP, a Delaware limited partnership under the laws of the U.S.A. with its principal office at 40 Highland Avenue, Rowayton, Connecticut, U.S.A (the “Trader”)

(the Onshore LLC, the Adviser, the Company and the Trader, together the “Parties”)

WHEREAS, Abbey has entered into an investment advisory agreement dated the 27th day of February, 2018 with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Multi Asset Fund (the “Portfolio”) (the “Investment Advisory Agreement”);

WHEREAS, the Onshore LLC and the Company are directly or indirectly wholly-owned subsidiaries of the Portfolio.

WHEREAS, Abbey has entered into an investment advisory agreement dated the 18th day of May 2021 (the “Delaware IMA”) with Onshore LLC relating to the provision of investment advisory services to the Onshore LLC and each of its segregated series including the series designated as Series 6;

WHEREAS, Abbey has entered into an Amended and Restated Investment Advisory Agreement dated the 12th day of November 2020 (the “Advisory Agreement”) with the Company relating to the provision of investment advisory services to the Company and each of its segregated portfolios including SP7.

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to Series 7 and SP7 in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

WHEREAS, this Agreement shall take effect on the date that Series 7 or SP7 initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement dated 11 March 2024 between the Adviser and the Trader (the “Supplemental Trading Agreement”) (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. The Company
(a)	Segregated Portfolio Company

Under the Companies Act (as revised) of the Cayman Islands, the Company is permitted to create segregated portfolios in order to segregate the assets and liabilities attributable to a particular segregated portfolio of the Company from the assets and liabilities attributable to each other segregated portfolio of the Company, and from the Company’s general assets and liabilities.  The Company has established and maintains separate and distinct segregated portfolios and has   established and maintains the segregated portfolio referred to herein as “SP7”.   Assets attributable to each segregated portfolio of the Company shall only be available to meet liabilities to creditors in respect of that segregated portfolio and the assets of that segregated portfolio shall not be available to satisfy the claims of creditors of the Company who are not creditors in respect of that segregated portfolio.

 Assets and Liabilities of Each Segregated Portfolio are Separate.
(b)
In accordance with the foregoing, the Parties agree that the right to claim or proceed against SP7 in terms of this Agreement is limited to the assets of SP7, and no such claim, liability or obligation may be levied or set-off against any other assets of the Company or any other segregated portfolio. In the event that the assets of SP7 are insufficient to meet the obligations of SP7 under this Agreement, SP7’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever, to establish any claim or interest in or recourse against any asset of the Company or any other segregated portfolio of the Company.

2. The Onshore LLC

(a)
The Onshore LLC is a series limited liability company incorporated under the Limited Liability Company Act of the State of Delaware, 2 Del. Code Title s. 18-215 (the “Law”).  Under the Law the Onshore LLC can create segregated series in order to segregate the assets and liabilities attributable to a particular series from the assets and liabilities attributable to each other series and from the Onshore LLC general assets and liabilities.   The Onshore LLC has established and maintains separate and distinct segregated series and has established and maintains the series referred to herein as “Series 7”.   Assets attributable to each series of the Onshore LLC shall only be available to meet liabilities to creditors in respect of that series and the assets of that series shall not be available to satisfy the claims of creditors of the Onshore LLC who are not creditors in respect of that series.

(b)
Assets and Liabilities of Each Series are Separate. In accordance with the foregoing, the Parties agree that the right to claim or proceed against Series 7 in terms of this Agreement is limited to the assets of Series 7, and no such claim liability or obligation may be levied or set-off against any other assets of the Onshore LLC or any other series.  In the event that the assets of Series 7 are insufficient to meet the obligations of Series 7 under this Agreement, Series 7’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever to establish any claim or interest in or recourse against any asset of the Onshore LLC or any other series of the Onshore LLC.

3. Trading Services.

(a)
The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to Series 7 And SP7 with respect to assets allocated to Series 7 and SP7’s  from time to time by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”).  The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent the Allocated Assets are traded under SP7, the Trader acknowledges and agrees that SP7 is subject to the limitations set forth in paragraphs 1 (a) and (b) above.   To the extent the Allocated Assets are traded under Series 7, the Trader acknowledges and agrees that Series 7 is subject to the limitations set forth in paragraphs 2 (a) and (b) above.

(b)
The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of Series 7 And SP7 in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and in accordance with   (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to the Trader (collectively “Applicable Law”), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the Commodity Futures Trading Commission (the “CFTC”) thereunder (collectively the “CEA”); (ii) subject to the Trader’s best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that  a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that the Trader uses in managing the assets of any other account or entity; and (iv)  the investment objective, policies and restrictions of Series 7 and SP7  and the Portfolio in relation to the Onshore LLC and the Company  set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader (together the “Requirements”), to the extent that the Requirements do not conflict with the Investment Approach (as defined in the Supplemental Trading Agreement. The foregoing are referred to below together as the “Policies.” As part of these Requirements, the Trader is treating any physically settled futures contract as a cash settled futures contract upon the Adviser’s representation that such actions do not violate the asset segregation rules under the Investment Company Act of 1940.

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Onshore LLC or Company as applicable, and the Trader shall not be responsible in any way for the compliance of any assets of the Onshore LLC or Company, other than the Allocated Assets, with the Policies.  Notwithstanding anything to the contrary in this Agreement, the Adviser acknowledges and agrees (i) that the required margin posting at Series 7 and/or SP7 (as applicable)  level for the Trader’s trading may exceed the amount of Allocated Assets allocated to Trader, (ii) that such excess will not in itself be considered lack of compliance with the Requirements and (iii) that the Trader shall not be held liable for any costs or losses incurred in the event that Series 7 and/or SP7 requires certain positions of the Trader to be liquidated due to a shortage of available assets.  Subject to the foregoing, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts, forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of Series 7 and SP7, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine.  Notwithstanding the foregoing provisions of this Section 3(b), however the Trader shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for Series 7 and/or SP7 as a whole to comply with the Policies. For the avoidance of doubt and except as required by applicable law, Trader shall treat Series 7 and SP7 as separate entities for purpose of compliance with the Policies.

(c)	The Trader shall be entitled to rely on directions, instructions and other communications that it reasonably believes are from the Adviser.

(d)
Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses, provided, however, the orders are settled with a futures commission merchant with which the Series 7 or SP7 as, applicable has an account.

(e)
The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”).

(g)
The Trader shall use its reasonable efforts to cooperate with the Adviser to satisfy any compliance requirements that arise under applicable law, including any that the Adviser makes the Trader aware of that may arise because the Fund is registered under the 1940 Act.

(h)
The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of Series 7 and/or SP7 as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available.  The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market.  The Trader currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for Series 7 or SP7 given the Trader's current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(i)
The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.  The Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Trader will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage Series 7, SP7, the Portfolio or any other assets managed by the Adviser.

(j)
The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets.  The Trader shall respond in a timely manner to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records that are maintained by the Trader and relate directly to the Series 7 and/or SP7.  The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material in its possession requested by or required to be delivered to the Board.

(k)
The Trader shall cooperate in a timely manner and to the extent possible with the Adviser, Series 7 and/or SP7 and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, the Onshore LLC or the Company or the Adviser brought by any governmental or regulatory authorities.  The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Trader and that relate to the services provided by the Trader to the Company pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegatee.

(l)
The Trader shall maintain separate detailed records of all matters pertaining to the Allocated Assets, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader in respect of the Portfolio, Series 7 and/or SP7 are the property of the Fund and will be surrendered promptly to the Fund upon request.  The Trader further agrees to preserve for the periods, prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(m)	The Trader shall, in a timely manner, notify the Adviser of any financial condition that is likely to impair the Trader’s ability to fulfill its commitments under this Agreement.
(n)	The Adviser, the Onshore LLC and the Company each affirm that it has reviewed the Prospectus of and acknowledge all risk warnings and other information set out therein.

(o)
The Adviser the Onshore LLC and the Company each acknowledges that different accounts, even though traded according to the same investment program, can have varying investment results. The reasons for this include numerous material differences among accounts, but not limited to: (a) the periods during which accounts are active; (b) the investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by the Trader); (c) leverage employed; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, which will depend on the rates paid by a broker on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury Bills; (f) the amount of management fees and performance fees and the brokerage commissions paid; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading instructions/restrictions of the client; (j) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (k) variation in fill prices; and (l) the timing of additions and withdrawals.

(p)
The Adviser the Onshore LLC and the Company each specifically acknowledges that, in agreeing to manage the Allocated Assets, the Trader is in no respect making any guarantee of profits or protections against loss.

4. Representations and Warranties of the Parties

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	The Trader is a registered CTA with the CFTC;
(ii)	This Agreement has been duly authorized and executed by the Trader.
(iii)	The Trader has provided its most recent CTA Disclosure Document to the Adviser.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	The Adviser is registered under the Advisers Act;
(ii)	Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser;
(iii)
The Adviser is, or will be, a qualified eligible person (“QEP”) as that term is defined in Rule 4.7 of the CEA, based on the Adviser being owned solely by persons that are QEPs or on other bases. If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader. The Adviser has received the Trader’s most recent CTA Disclosure Document to the Adviser.

(c)
The Onshore LLC and the Company represents and warrants to the Trader that it is, or will be, a QEP as that term is defined in Rule 4.7 of the CEA, based on the Onshore LLC and the Company being owned solely by persons that are QEPs or on other bases and consents to being an exempt account under Rule 4.7.  If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader.

5. Obligations of the Adviser.

(a)
The Adviser shall provide (or cause Series 7 and/or SP7’s Custodian (as defined in paragraph  5 hereof) to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)
The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Adviser agrees to promptly furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

6. Custodian.

The Adviser shall provide the Trader with a copy of Series 7 and SP7’s agreement with any custodian designated to hold the assets of Series 7 and/or SP7, respectively (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications.  The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement).  The Trader shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement.  Any assets added to Series 7 and/or SP7 shall be delivered directly to the Custodian.

7. Use of Name.

During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way.  If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader.  The Trader agrees that Adviser may request that the Trader approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

8. Expenses.

During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 3 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the Commodity Interests purchased or sold for Series 7 and/or SP7 .

9. Compensation of the Trader.

As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

10. Independent Contractor Status.

The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Series 7 and/or SP7, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of Series 7 and/or SP7, the Portfolio, the Fund or the Adviser.

11. Liability and Indemnification.

(a)
Liability.  The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets.  The Trader shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.  Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.

(i)
The Trader hereby acknowledges, understands and agrees that (i) the Company is registered as a Segregated Portfolio Company (ii) the Company is entering into this Agreement on behalf of SP7 in respect of the Allocated Assets, (iii) all of the liabilities and obligations of SP7 to the Trader under this Agreement are expressly limited to the assets of SP7 comprising the Allocated Assets.  Without in any way limiting the generality of the foregoing the Trader hereby waives any right to seek redress against any person, entity or property (including the Company, the Fund, the Adviser and any of their respective shareholder, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from SP7 arising out of or relating to this Agreement.

(ii)
The Trader hereby acknowledges, understands and agrees that (i) the Onshore LLC is registered as a Delaware Series LLC (ii) the Onshore LLC is entering into this Agreement on behalf of Series 7 in respect of the Allocated Assets, (iii) all of the liabilities and obligations of Series 7 to the Trader under this Agreement are expressly limited to the assets of Series 7 comprising the Allocated Assets.  Without in any way limiting the generality of the foregoing the Trader hereby waives any right to seek redress against any person, entity or property (including the Onshore LLC, the Company, the Fund, Adviser and any of their respective shareholder, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from Series 7 arising out of or relating to this Agreement.

(b)	Indemnification.
(i)
The Trader shall indemnify the Adviser, the Fund, the Portfolio Series 7, SP7 , and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio, Series 7 and/or SP7  and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)
The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

12. Effective Date and Termination.

This Agreement shall become effective as of the Effective Date, and:

(a)
unless otherwise terminated, this Agreement shall continue in effect until August 16, 2025, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;
(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and
(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Termination of this Agreement pursuant to this paragraph 12 shall be without the payment of any penalty.
Upon notification of termination of this Agreement, the Trader shall continue to provide the services under this Agreement during any notice period and, to the extent the Trader has not already done so, on termination of this Agreement the Trader shall close out and shall, as soon as reasonably practicable, realize all investments having consideration for prevailing market conditions. Termination of this Agreement pursuant to this paragraph 12 shall be without the payment of any penalty and shall not affect the status, obligations or liabilities or any party hereto to the others including, without limitation, the Adviser’s obligation to pay fees in respect of the period prior to termination or the cessation of trading if later, in accordance with this Agreement.

13. Amendment.

This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

14. Assignment.

The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act.  The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

15. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  Save for paragraphs 1 (a) and (b) and paragraph and 11(a)(i) of this Agreement which is subject to and governed by the laws of the Cayman Islands this Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 12 (c) hereof) and, to the extent provided in paragraph 11 hereof, each Trader Indemnified Person and Adviser Indemnified Person.  Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.  Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

16. Regulation S-P.  In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

17. Confidentiality.  Any information or recommendations supplied by either the Adviser or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of Series 7 and SP7 financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party  or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Allocated Assets.

18. Anti-Money Laundering.  The Adviser represents that the Portfolio shall be in compliance with all applicable law relating to anti-money laundering, including the U.S. Patriot Act.

19. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

Abbey Capital Limited

By:       /s/Tony Gannon
Name:  Tony Gannon
Title:  CIO

Abbey Capital Limited

By:       /s/ Mick Swift
Name:  Mick Swift
Title:  CEO

Graham Capital Management LP
By:       /s/ Brian Douglas
Name:  Brian Douglas
Title:  CEO

ACMAF Offshore SPC acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 7

By:      /s/ Peter Carney
Name:  Peter Carney
Title:  Authorised Signatory

ACMAF Onshore Series LLC acting for and on behalf of the series designated as Series 7

By:       /s/ James G. Shaw
Name:  James G. Shaw
Title:  CFO/COO & Secretary

Appendix A